Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made as of July 31, 2006 between Eclipsys Corporation, a Delaware corporation (the “Company”) and Robert J. Colletti (“Executive”).

Executive is employed by the Company. In consideration of further employment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Severance Benefits. If a Triggering Event occurs, the Company will provide Executive with the following, subject to Sections 2 and 3:

(a) Accelerated Vesting. Covered Awards that have not vested as of the date of the Triggering Event but that would have vested if Executive had remained employed with the Company until the first anniversary of the date of the Triggering Event will vest and become exercisable and free of the Company’s repurchase rights, as applicable, notwithstanding any unsatisfied vesting conditions applicable thereto. Covered Awards that accelerate in accordance with this Section 1(a) will be governed by the plan pursuant to which they were granted (the “Plan”), including for purposes of the period for which they will remain exercisable, except to the extent, if any, that the Plan is modified by a written agreement between Executive and the Company entered into at any time. Covered Awards that have not vested as of the date of the Triggering Event and that do not accelerate according to this provision will be cancelled unless otherwise provided by the Plan or a separate written agreement entered into by Executive and the Company.

(b) Severance Payment. The Company or its successor will pay Executive the Severance Payment.

(c) Insurance. If Executive qualifies to continue to receive insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse to Executive the Company Health Insurance Cost for the shorter of 365 days following the date of termination of employment or the date Executive becomes eligible for health insurance through another employer. For this purpose, “Company Health Insurance Cost” means an amount equal to the cost the Company paid for health insurance for Executive and Executive’s covered and eligible dependents as of the date of notice of the Triggering Event (at rates in effect as of the date of termination of Executive’s employment). This provision is intended to continue the Company’s support for Executive’s health insurance expenses (and therefore reimburse Executive the same dollar amount as the Company paid for Executive’s health insurance expenses prior to Executive’s termination), but recognizes that Executive will also bear a portion of those expenses.

2. Post-Employment Activities

(a) Consequences of Specified Activities. If, without prior written consent of the Company’s CEO, at any time within 365 days after the Triggering Event Executive engages in any Specified Activity (as defined below), then in any such case (i) the Company’s obligation to pay the Severance Benefit under Section 1(b) and to reimburse Company Health Insurance Cost under Section 1(c) will cease; (ii) the Company may require Executive to repay to the Company any or all of the gross pre-tax amount of Severance Payment previously paid under Section 1(b); and (iii) the Company will be entitled to cancel any Covered Awards that vested pursuant to Section 1(a) of this Agreement but have not been exercised or sold, and to rescind any exercise or vesting of any Covered Awards that vested pursuant to Section 1(a) of this Agreement, provided, however, that notwithstanding the foregoing in any such event Executive will be entitled to receive or retain, as the case may be, $25,000 gross in cash payments or value of vested Covered Awards, at the Company’s discretion, as consideration for the release signed by Executive. Any obligation of the Company to provide benefits to Executive will be suspended during any applicable cure period. This Section 2 shall be in addition to, and shall not limit, obligations of Executive under any other agreement with the Company or under applicable law, or any other remedies the Company may have under applicable law. If Executive has an employment opportunity and he is not certain whether the potential employer is a Competing Organization, he may present the details of that opportunity to the Company with a request for a waiver of this provision with respect to that opportunity as so described, and the Company will act reasonably in evaluating that request and will not withhold its waiver if the potential employer is not a Competing Organization or otherwise does not present any legitimate issues or risk to the Company.

(b) Administration. The Company may exercise its rights under this Section 2 in whole or part by giving Executive written notice at any time or from time to time within 180 days after becoming aware of any Specified Activity. Within ten days after receiving such notice from the Company, Executive shall repay to the Company the amounts demanded by the Company pursuant to Section 2(a), and return to the Company all shares of stock or other consideration Executive received in connection with any rescinded exercise or vesting of any Covered Award, or if Executive has transferred such shares or other consideration, then pay to the Company in cash the equivalent gross value thereof at the time of their transfer. If Executive returns shares to the Company pursuant to the foregoing, the Company will return to Executive the aggregate exercise price Executive paid for the shares, in the Company’s discretion either by paying Executive cash, or by reduction of amounts Executive owes the Company. If Executive has transferred shares and is therefore obligated to pay the Company the value thereof pursuant to the foregoing, Executive may deduct from that payment any portion of the aggregate exercise price or other cash purchase price Executive paid to the Company for the shares that has not been paid to Executive by the Company in its discretion either in cash or by reduction of amounts Executive owes the Company.

3. Release. The benefits provided to Executive under this Agreement will in each case be contingent upon and subject to Executive’s execution and delivery to the Company, and the effectiveness upon any applicable period of revocability, of a written release substantially in the form attached hereto as Exhibit A.

4. Tax Matters.

(a) Executive’s Obligations. All benefits provided pursuant to this Agreement are gross, and Executive is responsible for all income and other taxes payable as a result of or in connection with the benefits provided by the Company pursuant to this Agreement, including without limitation any unemployment insurance tax, federal, state and foreign income taxes, federal Social Security (FICA) payments, and disability insurance taxes, without gross-up or other assistance from the Company. If tax deposits paid by Company or its affiliates are less than Executive’s tax obligations, Executive is solely responsible for any additional taxes due. If the Company or its affiliates pays tax deposits in excess of Executive’s tax obligations, Executive’s sole recourse will be against the relevant taxing authorities, and the Company and its affiliates will have no obligation to Executive in respect thereof. Executive is responsible for determining Executive’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Executive’s tax obligations and avoid interest and penalties. Notwithstanding anything herein to the contrary, the Company’s obligation to pay or provide any benefits under this Agreement may be reduced in offset by the amount of any (i) monetary obligation Executive has to the Company or any of its Affiliates and/or (ii) liability of the Company or any of its Affiliates to a third-party as a result of any conduct by Executive that is outside the scope of Executive’s employment with the Company.

(b) 409A. To the extent that this Severance Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A, neither the Company nor Executive may accelerate the timing of the benefits hereunder (for example, no part of the Severance Payment may be paid in a lump sum at the time of termination) unless such acceleration does not trigger the application of interest and penalties under Section 409A. In addition, to the extent that this Agreement is treated as a nonqualified deferred compensation arrangement within the meaning of Section 409A and the Treasury Regulations issued under Section 409A require a delay in the commencement of any payments or other benefits provided under this Agreement due to Executive’s status as a “specified employee”, the payments or provision shall be delayed to the minimum extent necessary so as to comply with the code and any regulations thereunder and to avoid interest and penalties, and otherwise paid or provided on the schedule set forth in this Agreement.

5. Definitions. The following definitions apply for purposes of this Agreement:

"Affiliate” of the Company means any person or entity controlling, controlled by, or under common control with the Company.

“Cause” means:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

(ii) Executive’s willful misconduct or gross negligence in the performance of his duties for the Company;

(iii) Executive’s willful and continued failure to follow the reasonable and lawful instructions of (1) the Company’s Chief Executive Officer, (2) another executive officer of the Company to whom Executive reports, or (3) the Company’s Board of Directors;

(iv) Executive’s willful and continued neglect of duties (other than any such neglect resulting from incapacity of Executive due to physical or mental illness); or

(v) A material breach by Executive of Executive’s legal or contractual duties to the Company.

“Competing Organization” means any organization that is in the business of developing or providing software, information systems, consulting, outsourcing, remote hosting, or related services to hospitals or other health care facilities or organizations, and includes, but is not limited to, Cerner, CPSI, Epic, GE, iSoft, Keane, McKesson, Meditech, Mediware, Misys, Per Se, Phillips, Picis, Quadramed, Siemens, Softmed, and Web MD/Emdeon.

“Covered Awards” means all options to purchase capital stock of the Company or its successor, and any restricted stock or other equity-based awards, in any case issued to Executive by the Company or any of its affiliates or their successors at any time after execution of this Agreement and all consideration issued in replacement for such awards, provided that the Company may specify at any time within 30 days before or after the original date of issuance thereof that such awards are not Covered Awards for purposes hereof.

“Disability” means that Executive becomes physically or mentally incapacitated or disabled so that Executive is unable to perform substantially the same services as Executive performed prior to incurring such incapacity or disability (the Company, at its option and expense, being entitled to retain a physician to confirm the existence of such incapacity or disability), and such incapacity or disability continues for a period of three (3) consecutive months or a total of six (6) months in any 12-month period.

"Executive Officers” means officers of the Company or its Affiliates who are designated as executive officers from time to time by the Company’s board of directors.

Resignation with “Good Reason” means:

(i) breach by the Company of Executive’s employment agreement (if any) or any other material legal obligation to Executive in any material respect and failure to cure such breach within 15 days of receipt from Executive of a written demand for cure delivered to the Company within 60 days after Executive became aware of the breach, followed by resignation by Executive of Executive’s employment within 30 days after the end of such 15-day cure period. A change in Executive’s duties that is approved by the Company’s Board of Directors or the Compensation Committee of the board will not constitute a breach of any employment agreement with Executive and will not constitute Good Reason for resignation by Executive; or

(ii) resignation by Executive of his employment within 30 days after (A) being directed to relocate Executive’s primary work location by more than 50 miles, which relocation would increase Executive’s commuting distance over the distance from Executive’s residence to Executive’s primary work location before the change, provided that if the Company offers to pay Executive’s costs of relocation outright or reimburse those costs under a program of forgiveness over no more than two years following relocation, then the relocation will not permit Executive to resign with Good Reason; (B) Executive’s annual base salary is reduced from its level as of the date of this Agreement or a subsequent lower level agreed to by Executive or permitted by the proviso to this part (B), and not restored within 30 days of written demand by Executive, provided that a reduction in annual base salary that is commensurate in percentage terms with reductions in annual base salary applicable to a majority of the Company’s Executive Officers other than Executive will not permit Executive to resign with Good Reason (and for this purpose if an Executive Officer is replaced and his or her replacement has a lower salary than the predecessor then that shall count toward the threshold of a majority of Executive Officers other than Executive having a base salary reduction); (C) Executive’s incentive compensation program eligibility and target earnings are reduced below a level substantially comparable to the incentive compensation program and benefits in effect as of the date of this Agreement or a subsequent lower level agreed to by Executive or permitted by the second proviso to this part (C) and not restored within 30 days of written demand by Executive, provided that there is no guarantee of any level of actual incentive compensation payments and any applicable criteria established each year for payment of incentive compensation, including without limitation company and individual performance objectives must be met as a condition to payment of incentive compensation, and provided further that a reduction in Executive’s incentive compensation program eligibility and target earnings that is commensurate in percentage terms with reductions in incentive compensation program eligibility and target earnings applicable to a majority of the Company’s Executive Officers will not permit Executive to resign with Good Reason (and for this purpose if an Executive Officer is replaced and his or her replacement has less favorable incentive compensation program eligibility and target earnings than the predecessor then that shall count toward the threshold of a majority of Executive Officers other than Executive having less favorable incentive compensation program eligibility); or (D) any successor to the Company or its business fails in any acquisition of the Company or its business, or any other reorganization or change-in-control transaction, notwithstanding written demand by Executive, to assume in full all of the obligations of the Company under this Agreement.

"Severance Payment” means (i) continuation of base salary (but not bonus, commissions or other incentive compensation) for 365 days following the date of termination of employment, payable according to the Company’s ordinary payroll practices, plus (ii) a bonus equal to one hundred percent (100%) of Executive’s target annual bonus in effect on the date of termination, payable in equal installments coinciding with the Company’s payroll cycle over the 365 days following the date of termination of employment, which shall be paid in lieu of any bonus earned in whole or part but not paid, regardless of when during the year the termination of employment occurs and without regard to any performance requirements that would otherwise be associated with payment of a bonus for that year.

“Specified Activity” means Executive directly or indirectly (i) participates in the ownership, management, operation or control of, or is employed or contracted by, or otherwise engaged in any business relationship for Executive’s compensation or remuneration or investment with, any Competing Organization; (ii) solicits or induces any customer of the Company, with which Executive had contact during the 12 months preceding termination of employment with the Company or about which Executive has confidential information, for purpose of altering that customer’s relationship with the Company or selling or providing to that customer goods or services that compete with goods or services provided by or available from the Company; (iii) solicits or induces any employee, vendor or contractor of the Company to terminate or materially alter his, her or its employment or business relationship with the Company; (iv) breaches any legal duty or contractual obligation to the Company and does not cure that breach within 15 days of written demand by the Company; or (v) agrees to do any of the things described in items (i) – (iv) above.

“Triggering Event” means (i) the Company or its successor terminates Executive’s employment under any circumstances other than for Cause, death or Disability, or (ii) Executive resigns Executive’s employment with Good Reason. The date of the Triggering Event will be the date Executive’s employment terminates (as identified in the release agreement attached as Exhibit A). For clarification and without limitation, (1) a change in Executive’s duties that is approved by the Board or its Compensation Committee and that is commensurate with Executive’s seniority as of the date of this Agreement of the Company will not constitute Good Reason or otherwise be a Triggering Event, and (2) any claimed constructive termination by Executive will not constitute a Triggering Event and will not entitle Executive to the benefits herein unless the circumstances supporting the constructive termination about to Good Reason as defined herein.

6. General

(a) No Other Severance Benefits. The Company has no obligation to provide any severance benefit to Executive if Executive’s employment is terminated by the Company with Cause or for death or Disability, or by the Executive Officer without Good Reason.

(b) Entire Agreement. This Agreement constitutes the entire agreement of Executive and the Company regarding severance benefits for Executive and the agreement to arbitrate disputes between Executive and the Company, and supersedes all prior written or verbal agreements and understandings between Executive and the Company relating to such subject matter. Except as described in the fourth sentence of this Section 6(b), this Agreement supersedes any and all (i) previous agreements, plans or addenda related to severance benefits payable to Executive, all of which are hereby terminated and of no further force or effect, and (ii) contrary provisions of any plan pursuant to which Covered Awards are granted. In addition, the benefits payable to Executive hereunder are in lieu of any other severance benefits under any other plan or agreement of the Company implemented or entered into before the date of this Agreement. However, this Agreement is a supplement to, and not a limitation of, the rights of Executive under the plans pursuant to which the Covered Options were issued.

(c) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	To its corporate headquarters Attention: Chief Executive Officer With a copy to: General Counsel

To Executive: At his address of record as maintained in the Company’s employment files

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

(d) Severability. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court or arbitrator of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Voluntary Assent. Executive represents and agrees that Executive fully understands his right to discuss, and that the Company has advised Executive to discuss, all aspects of this Agreement with Executive’s private attorney, that Executive has carefully read and fully understands all the provisions of the Agreement and their effect, that Executive is competent to sign this Agreement and that Executive is voluntarily entering into this Agreement. Executive specifically agrees not to claim, and has waived any right to claim, to have been under duress in connection with the review, negotiation, execution and delivery of this Agreement. Executive represents and agrees that in executing this Agreement Executive relies solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Executive’s rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce Executive to execute this Agreement. Executive further acknowledges that Executive is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

(f) Arbitration. Any and all disputes and claims between Executive and the Company that arise out of this Agreement or any aspect of Executive’s employment shall be resolved through final and binding arbitration. Any demand for arbitration must be made within 365 days of the date on which the dispute first arose (unless a longer period of time is required by law), or it will be deemed waived by both parties. Arbitration will be conducted in Palm Beach County, Florida in accordance with the rules and regulations of the American Arbitration Association, and the parties shall be entitled to adequate discovery. The parties shall each pay their own costs and attorneys’ fees in connection with the arbitration, provided however that the Company will pay the costs of arbitration to the extent required by law or if otherwise necessary to make this arbitration agreement enforceable. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Executive is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction. The prevailing party in any arbitration conducted pursuant to this Section 6(f), and any appeal therefrom or related thereto, or any litigation between Executive and the Company related to Executive’s employment or termination thereof that occurs notwithstanding this arbitration provision (all of the foregoing being referred to as “Proceedings”), shall be entitled to recover from the non-prevailing party all costs incurred by the prevailing party in the Proceedings, including without limitation attorneys’ costs and fees. The identity of the prevailing party in any Proceeding will be determined by the arbitrator or other trier of fact or tribunal in the Proceeding as the party most nearly achieving the result sought, although the arbitrator or other trier of fact or tribunal may decide in any Proceeding that there is no prevailing party, or reduce or limit the amount of costs that the Prevailing Party may recover, if, on the basis of all of the facts and circumstances, the interests of justice so require.

(g) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Executive and an executive officer of the Company.

(h) Headings. Headings in this Agreement are for convenience of reference only and do not affect the meaning of this Agreement.

(i) Confidentiality. The Company and Executive shall each keep the terms of this Agreement confidential, except to the extent that disclosure may be legally required or required by Section 3 of the release agreement attached as Exhibit A, and except that Executive may discuss the terms of this Agreement with his spouse and financial and legal advisors.

(j) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

In witness whereof, the Company and Executive have entered into this Agreement as of the date first above set forth.

ECLIPSYS CORPORATION

By:

R. Andrew Eckert Robert J. Colletti

President and CEO

EXHIBIT A TO SEVERANCE AGREEMENT

RELEASE

This Release (this “Release”) is entered into as of      , by Robert J. Colletti (“Executive”) in favor of Eclipsys Corporation (the “Company”) and certain other parties as set forth herein.

Contingent upon Executive’s execution and delivery to the Company of this Release, and the effectiveness of this Release following the lapse without revocation of any revocation period, the Company is obligated to provide to Executive severance payments equal to 12 months salary and bonus, 12 months’ vesting of certain equity awards, and certain continuation of insurance benefits (collectively, the “Severance Benefits”) as described in the Severance Agreement between Executive and the Company dated July      , 2006 (the “Severance Agreement”). In consideration of Executive’s right to receive the Severance Benefits, Executive hereby agrees as follows:

1. Termination Date. The effective date of Executive’s termination of employment with the Company is      .

2. Release.

(a) Release. As of the Effective Date (as defined below), Executive, for Executive and Executive’s assigns, heirs, executors, successors and administrators, hereby fully and unconditionally releases the Company, its subsidiaries and other affiliates, their respective successors, and the officers, directors, employees, stockholders, attorneys and agents of each of them (the “Released Parties”), from any and all claims, causes of action, rights, agreements, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising out of, relating to or in any way connected with Executive’s employment with or separation from the Company (the “Released Matters”). Subject to Section 2(b), the Released Matters include, but are not limited to, claims for wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, tort, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, fraud, negligent misrepresentation, violation of or rights under local, state or federal law, ordinance or regulation (including but not limited to those arising under the Age Discrimination in Employment Act as modified by the Older Workers Benefit Protection Act), all common law claims, and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to non-vested stock or non-vested stock options. Executive acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Released Matters, and that by signing this Release, Executive is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Parties for all claims Executive has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof). This Release shall act as a release of all future claims that may arise from the Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages incurred at any time after the date of this Release resulting from the acts or omissions which occurred on or before the date of this Release of any of the Released Parties. Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Released Matters which Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of all such Released Matters.

(b) Exceptions. However, Released Matters do not include, and nothing in this Release waives or releases or prevents Executive from in any way pursuing any rights or claims Executive may have (i) to indemnity and defense from the Company pursuant to provisions of the Company’s charter documents, any contract of indemnity, or applicable law; (ii) to coverage under policies of insurance maintained by the Company (including without limitation insurance covering directors’ and officers’ liability, fiduciary liability, employment practices liability, general liability, and automobile damage and liability) according to the terms of such policies; (iii) to the Severance Benefits; (iv) to reimbursement of expenses properly incurred by Executive in the course of his service to the Company; (v) under plans or contracts governing equity awards made to Executive; (vi) as a former employee under the Company’s retirement and welfare plans under which Executive is a beneficiary or in which Executive is a participant, including without limitation the Company’s 401(k) plan and plans or policies or insurance providing for health care; or (vi) as a stockholder of the Company.

3. No Claims. Executive represents and warrants that Executive has not instituted any complaints, charges, lawsuits or other proceedings against any Released Parties with any governmental agency, court, arbitration agency or tribunal. Executive further agrees that, except to the extent that applicable law prohibits such agreements, Executive will not, directly or indirectly, (i) file, bring, cause to be brought, join or participate in, or provide any assistance in connection with any complaint, charge, lawsuit or other proceeding or action against any Released Parties at any time hereafter for any Released Matters, (ii) assist, encourage, or support employees or former employees or stockholders or former stockholders of the Company or any of its affiliates in connection with any lawsuit, charge, claim or action they may initiate, unless compelled to testify by appropriate civil processes; or (iii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Release are illegal, invalid, not binding, unenforceable or against public policy. In addition, Executive will refrain from bringing or dismiss, as applicable, any claim against any third party if any Released Party would be required to defend or indemnify that third party in connection with such claim. If any agency or court assumes jurisdiction of any complaint, charge, or lawsuit against the Company or any Released Party, on Executive’s behalf, Executive agrees to immediately notify such agency or court, in writing, of the existence of this Release, including providing a copy of it and to request, in writing, that such agency or court dismiss the matter with prejudice.

4. Business Expenses and Compensation. Executive acknowledges that he has been reimbursed by the Company for all costs and business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him, except for unreimbursed expenses properly incurred by him in the course of his service to the Company that he submits within 30 days after the date of this Release, which the Company will pay in accordance with its policies. Executive further acknowledges and agrees that he has received all amounts the Company owes or is obligated to pay to him in respect of wages, salary, benefits and all other payment for all services rendered in conjunction with Executive’s employment by the Company, and that no other compensation is owed to him, other than the Severance Benefits.

5. Additional Agreements

(a) Return of Company Property. Executive shall immediately return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in his possession or control. Executive confirms that he has left, and will continue to leave, intact all electronic Company documents, including but not limited to those Executive developed or helped develop during his employment. Executive further confirms that he has cancelled or shall immediately cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

(b) Non-Disparagement. Executive shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, or customer of the Company, or any other third party, regarding any Released Party.

(c) Non-Disclosure and Non-Solicitation. Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company. Executive shall not violate his post-employment obligations to refrain from soliciting the Company’s employees or clients, as may be stated more fully in the Confidentiality, Non-Disclosure and Developments Agreement Executive executed in connection with the inception of his employment, which remains in full force and effect.

(d) Assistance. Executive shall (i) cooperate with and assist the Company in the orderly transition of Executive’s employment responsibilities, (ii) be available to provide information, advice and reasonable assistance (not to impair in any material respect his ability to focus on his other pursuits) to the Company regarding matters of which Executive has knowledge as a result of his prior employment by the Company and/or its subsidiaries and their predecessors, and (iii) consistent with applicable law, assist and cooperate in the investigation, prosecution or defense of any actual or threatened court action, arbitration or administrative proceeding involving any matter that arose, or relates to fact or circumstances occurring, during the period of Executive’s employment with the Company.

6. General

(a) Amendment. This Release is binding upon Executive and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by Executive and a duly authorized representative of Eclipsys. This Release is binding upon Executive and his assigns, heirs, executors, successors and administrators, and shall inure to the benefit of all the Released Parties.

(b) Waiver of Rights. No delay or omission by the Company in exercising any right under this Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(c) Severability. If any provision of this Release as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Release, or the enforceability or invalidity of this Release as a whole. If any provision of this Release becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Release shall continue in full force and effect.

(d) Nature of Agreement. This Release is part of a severance arrangement and does not constitute an admission of liability or wrongdoing on the part of Executive, the Company or any other person.

(e) Confidentiality. The Company and Executive shall each keep the terms of this Release confidential, except to the extent that disclosure may be legally required or as required by Section 3 herein, and except that Executive may discuss the terms of this Release with his spouse and financial and legal advisors

(f) Voluntary Assent. Executive represents and agrees that Executive fully understands his right to discuss, and that the Company has advised Executive to discuss, all aspects of this Release with Executive’s private attorney, that Executive has carefully read and fully understands all the provisions of this Release, that Executive understands its effect, that Executive is competent to sign this Release and that Executive is voluntarily entering into this Release. Executive specifically agrees not to claim, and has waived any right to claim, to have been under duress in connection with the review, negotiation, execution and delivery of this Release. Executive represents and agrees that in executing this Release Executive relies solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Executive’s rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Release, to induce Executive to execute this Release. Executive further acknowledges that Executive is not executing this Release in reliance on any promise, representation, or warranty not contained in this Release.

(g) Headings. Headings in this Release are for convenience of reference only and do not affect the meaning of this Release.

(h) Entire Agreement. This Release contains and constitutes the entire understanding and agreement between Executive and the Company regarding the matters set forth herein, but provisions of any other agreements between Executive and the Company that by their nature or terms are intended to survive termination of employment will continue in effect.

(i) Consideration and Effectiveness. Executive acknowledges that Executive has been given at least 21 days to consider this Release and that the Company advised Executive to consult with an attorney of Executive’s own choosing prior to signing this Release. Executive agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive understands that Executive may revoke this Release for a period of seven (7) days after Executive signs this Release. Any revocation within this period must be submitted, in writing, to the General Counsel of the Company, and must be received or postmarked within seven (7) calendar days after Executive signs this Release. If Executive delivers the revocation, this Release will be of no force or effect. If Executive does not deliver the revocation within seven calendar days as described above, then this Release in its entirety will be effective and enforceable beginning on the eighth (8th) day after Executive’s execution and delivery of this Release. Executive understands and agrees that by entering into this Release Executive is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that Executive has received consideration beyond that to which Executive was previously entitled.

In witness whereof, Executive has executed this Release as of the date above written.

Robert J. Colletti